Exhibit 99.2

Biohaven Reports Positive Topline Results from Pivotal Migraine Trial of Intranasal Zavegepant Demonstrating Ultra-Rapid Pain Relief by 15 minutes; Prepares for Submission of New Drug Application

-     Intranasal zavegepant 10 mg met the study’s co-primary endpoints and demonstrated statistically significant superiority versus placebo on a total of 15 consecutive, prespecified primary and secondary outcome measures in the acute treatment of migraine
-    Zavegepant showed ultra-rapid pain relief at the earliest measured time point of 15 minutes and sustained efficacy through 48 hours after a single intranasal dose
-    Biohaven plans to file a New Drug Application for zavegepant with the U.S. Food and Drug Administration in 1Q2022

NEW HAVEN, Conn., Dec. 6, 2021 /PRNewswire/ -- Biohaven Pharmaceutical Holding Company Ltd. (NYSE: BHVN) today announced positive topline results from the second pivotal clinical trial (NCT04571060) evaluating the safety and efficacy of its investigational therapy, intranasal zavegepant, for the acute treatment of migraine in adults. The Phase 3 study achieved its co-primary regulatory endpoints of pain freedom and freedom from most bothersome symptom at 2 hours and showed broad efficacy by demonstrating statistically significant superiority to placebo across a total of 15 prespecified primary and secondary outcome measures. Based upon these results, combined with the prior positive Phase 2/3 trial, Biohaven is moving forward with plans for regulatory submissions in the United States and other countries. Full results from this Phase 3 trial will be presented at upcoming medical conferences and/or published in peer-reviewed journals.

Richard B. Lipton, M.D., Professor and Vice Chair of Neurology at the Albert Einstein College of Medicine and Director of the Montefiore Headache Center, said “Patients with migraine rate speed of onset as one of the most important aspects of an effective therapy. The data from this trial shows that intranasal zavegepant delivered impressive performance on this metric by demonstrating statistically significant pain relief within 15 minutes and return to normal function within 30 minutes. Additionally, non-oral treatments offer additional benefits for patients who experience nausea, vomiting or gastroparesis (with slow absorption). Intranasal zavegepant will be an important new treatment option for patients who require a rapid and non-oral option for acute treatment of their migraine attacks.”

Zavegepant was statistically superior to placebo on the co-primary endpoints of pain freedom (24% vs 15%, p <0.0001) and freedom from most bothersome symptom (40% vs 31%, p = 0.0012) at 2 hours. Zavegepant was superior to placebo demonstrating pain relief as early as 15 minutes (see Figure 1).

Placebo (n=646)
Zavegepant 10 mg (n=623)
% of Patients with Pain Relief
60
50
40
30
20
10
0
16%**
30%**
59%**
8%
20%
50%
15 min
30 min
120 min

Figure 1: Intranasal zavegepant 10 mg demonstrated ultra-rapid onset of pain relief that was superior to placebo beginning at 15 minutes after a single dose (**p < 0.0015). After zavegepant treatment, these patients who previously experienced moderate to severe pain achieved a reduction to mild or no pain.

Patients achieved return to normal function as early as 30 minutes after dosing (p < 0.006). The efficacy benefits of zavegepant were durable, including superiority versus placebo (p < 0.05) on: sustained pain freedom 2 to 24 hours; sustained pain freedom 2 to 48 hours; sustained pain relief 2 to 24 hours; and sustained pain relief 2 to 48 hours.

Vlad Coric, M.D., Chief Executive Officer at Biohaven stated, “Intranasal zavegepant was designed to provide ultra-rapid pain relief and expand our CGRP receptor-antagonist franchise by providing patients with another important tool to combat migraine. The trial results clearly show that the performance of this formulation exceeded expectations by demonstrating superiority over placebo on pain relief at 15 minutes and return to normal function by 30 minutes. The impressive efficacy, safety and tolerability profile shown in this trial highlights the potential of zavegepant to usher in a new era of non-oral CGRP targeting migraine therapies that may transcend the traditional boundaries of older legacy intranasal migraine approaches. Biohaven is committed to delivering on its promise to provide new treatment options for the millions of people living with this debilitating disease and these data represent a major milestone in that endeavor," (see Figure 2).

Figure 2: The efficacy, safety and tolerability profile of zavegepant intranasal 10 mg highlights the potential to usher in a new era of non-oral CGRP targeting migraine therapies that may transcend the traditional boundaries of older legacy intranasal migraine approaches.

The Phase 3 pivotal study is a randomized, double-blind, placebo-controlled clinical trial that randomized 1,405 adults with at least a one-year history of migraine (with or without aura) and migraine attacks lasting, on average, 4 to 72 hours if untreated. Conducted at 94 sites in the United States, the study evaluated the safety and efficacy of zavegepant intranasal spray taken as needed in a single dose compared to placebo for the acute treatment of a moderate to severe migraine attack.

Zavegepant showed a favorable safety and tolerability profile among study participants that was consistent with prior clinical trial experience. The most common individual adverse event in the pivotal study reported with a frequency ≥ 5% in the zavegepant treatment arm and greater than placebo was abnormal taste (21% vs 5%). The majority of AEs were mild in intensity.

Biohaven plans to file a New Drug Application (NDA) for zavegepant with the U.S. Food and Drug Administration (FDA) in 1Q 2022 and other countries thereafter. If ultimately approved, zavegepant would be the first intranasal calcitonin gene-related peptide (CGRP) receptor antagonist for the acute treatment of migraine. Zavegepant is the second clinical candidate for Biohaven after FDA-approved Nurtec® ODT (rimegepant) for the acute treatment of migraine and preventive treatment of episodic migraine in adults.

About Zavegepant
Zavegepant is a third generation, high affinity, selective and structurally unique, small molecule CGRP receptor antagonist from Biohaven's NOJECTION® Migraine Platform and the only CGRP receptor antagonist in clinical development with both intranasal and oral formulations. Previously the efficacy and safety of intranasal zavegepant was shown in a randomized controlled Phase 2/3 dose-ranging trial with a total of over 1000 patients treated. In this study, zavegepant showed statistical superiority to placebo on the coprimary endpoints of 2 hour freedom from pain and freedom from patients' most bothersome symptom (either nausea, photophobia or phonophobia). The present announcement represents the second zavegepant pivotal clinical trial to meet these coprimary endpoints. For more information, visit https://www.biohavenpharma.com.

About Migraine
Nearly 40 million people in the U.S. suffer from migraine and the World Health Organization classifies migraine as one of the 10 most disabling medical illnesses. Migraine is characterized by debilitating attacks lasting four to 72 hours with multiple symptoms, including pulsating headaches of moderate to severe pain intensity that can be associated with nausea or vomiting, and/or sensitivity to sound (phonophobia) and sensitivity to light (photophobia). There is a significant unmet need for new treatments as more than 90 percent of people with migraine are unable to work or function normally during an attack.

CGRP Receptor Antagonism
Small molecule CGRP receptor antagonists represent a novel class of drugs for the treatment of migraine. CGRP receptor antagonists work by reversibly blocking CGRP receptors, thereby inhibiting the biologic activity of the CGRP neuropeptide. For acute treatment, this unique mode of action potentially offers an alternative to other agents, particularly for patients who have contraindications to the use of triptans or who have a poor response to triptans or are intolerant to them. CGRP signal-blocking therapies have not been associated with medication overuse headache (MOH) or rebound headaches which limits the clinical utility of other acute treatments due to increases in migraine attacks that result from frequent use.

About Nurtec ODT
Nurtec ODT (rimegepant) is the first and only calcitonin gene-related peptide (CGRP) receptor antagonist available in a quick-dissolve ODT formulation that is approved by the U.S. Food and Drug Administration (FDA) for the acute treatment of migraine with or without aura and the preventive treatment of episodic migraine in adults. The activity of the neuropeptide CGRP is thought to play a causal role in migraine pathophysiology. Nurtec ODT is a CGRP receptor antagonist that works by reversibly blocking CGRP receptors, thereby inhibiting the biologic activity of the CGRP neuropeptide. The recommended dose of Nurtec ODT is 75 mg, taken as needed, up to once daily to treat or every other day to help prevent migraine attacks. For more information about Nurtec ODT, visit nurtec.com. The most common adverse reaction was nausea and abdominal pain/indigestion. Avoid concomitant administration of Nurtec ODT with strong inhibitors of CYP3A4, strong or moderate inducers of CYP3A or inhibitors of P-gp or BCRP. Avoid another dose of Nurtec ODT within 48 hours when it is administered with moderate inhibitors of CYP3A4. Please click here for full Nurtec ODT Prescribing Information and Patient Information.

About Biohaven
Biohaven is a commercial-stage biopharmaceutical company with a portfolio of innovative, best-in-class therapies to improve the lives of patients with debilitating neurological and neuropsychiatric diseases, including rare disorders. Biohaven's Neuroinnovation™ portfolio includes FDA-approved Nurtec ODT (rimegepant) for the acute and preventive treatment of migraine and a broad pipeline of late-stage product candidates across three distinct mechanistic platforms: CGRP receptor antagonism for the acute and preventive treatment of migraine; glutamate modulation for obsessive-compulsive disorder, Alzheimer's disease, and spinocerebellar ataxia; and MPO inhibition for amyotrophic lateral sclerosis. More information about Biohaven is available at www.biohavenpharma.com.

Forward-Looking Statements
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve substantial risks and uncertainties, including statements regarding the future development, timing and potential marketing approval and commercialization of Nurtec ODT(rimegepant), rimegepant or zavegepant. Various important factors could cause actual results or events to differ materially from those that may be expressed or implied by our forward-looking statements. Additional important factors to be considered in connection with forward-looking statements are described in the "Risk Factors" section of Biohaven's Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission on March 1, 2021, and Biohaven's subsequent filings with the Securities and Exchange Commission. The forward-looking statements are made as of this date and Biohaven does not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Nurtec, Nurtec ODT and NOJECTION are registered trademarks of Biohaven Pharmaceutical Ireland DAC.
Neuroinnovation is a trademark of Biohaven Pharmaceutical Holding Company Ltd.

Biohaven Contact:
Vlad Coric, M.D.
Chief Executive Officer
Vlad.Coric@biohavenpharma.com

Media Contact:
Mike Beyer
Sam Brown Inc.
mikebeyer@sambrown.com
312-961-2502